EXHIBIT 2.01

STOCK PURCHASE AGREEMENT

BY AND AMONG
MONTEREY GOURMET FOODS, INC.,
SONOMA FOODS, INC.
AND ITS SHAREHOLDERS
APRIL 7, 2005

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is entered into effective as of April 7 , 2005, by and among Monterey Gourmet Foods, Inc. a Delaware corporation d/b/a Monterey Pasta (“Monterey” or the “Purchaser”), Sonoma Foods, Inc., a California corporation (“Sonoma”), and C. David Viviani (“Viviani”) and A. Martin Adams (“Adams”), who are the beneficial owners of all of the outstanding shares of Sonoma (Viviani and Adams each a “Seller” and, together with Sonoma, the “Sellers”).

RECITALS

A.                                   At the Closing (as defined below), Viviani will own of record and beneficially 133 shares of Common Stock of Sonoma, representing eighty percent (80%) of the outstanding shares of Sonoma, and Adams will own 33.25 shares of such Common Stock, representing twenty percent of the outstanding shares of Sonoma (the term “Shares” is used hereinafter to refer to all or any portion of the outstanding shares of Common Stock of Sonoma, as the context requires).

B.                                     The parties desire that the Purchaser purchase, and the Sellers sell, the Shares, all in accordance with the terms of this Agreement (the “Purchase”).

ARTICLE 1:    PURCHASE AND SALE OF THE SHARES

a)                                      Purchase and Sale.    At the Closing (as defined below), the Sellers will severally sell to the Purchaser and the Purchaser will purchase from the Sellers a total of 423.57 Shares, including (i) 363.21 new Shares to be sold and issued by Sonoma, (ii) 48.288 Shares to be sold by Viviani, and (iii) 12.072 Shares to be sold by Adams (the “Purchase”), so that, immediately after the Closing, Purchaser will own 423.57 Shares, Viviani will own 84.712 Shares, and Adams will own 21.178 Shares, representing approximately eighty percent (80%), sixteen percent (16%) and four percent (4%), respectively, of the outstanding shares of Sonoma.

b)                                     Purchase Price.    The consideration for the Purchase shall include (i) Three Million Dollars ($3,000,000) in cash to be paid to the creditors of Sonoma in payment of outstanding obligations of Sonoma listed on Exhibit A to the Agreement (the “Sonoma Cash Payment”), (ii) Three Hundred Thousand Dollars ($300,000) in cash to be paid at Closing, including Two Hundred Forty Thousand Dollars ($240,000) to be paid to Viviani and Sixty Thousand Dollars ($60,000) to be paid to Adams (such cash payments together, the “Shareholder Cash Payments”), and (iii) 62,150 unregistered shares of the Common Stock of Monterey (the “Monterey Shares”) and cash in the amount of One Dollar and Thirty Cents ($1.30), to be distributed as follows: (A) forty-nine thousand seven hundred twenty (49,720) shares and One Dollar and Four Cents ($1.04) to Viviani, and (B) twelve thousand four hundred thirty (12,430) shares and Twenty-Six Cents ($.26) to Adams, the sum of which cash and Monterey Shares represents that number of shares of Common Stock of Monterey (at an agreed upon evaluation of $3.218 per share) and cash in lieu of fractional shares which together equal the sum of Two Hundred Thousand Dollars ($200,000)(the “MGF Share Payment. At and after the Closing, the Sonoma Cash

Payment shall be held by Monterey, subject to its prompt disbursement to creditors of Sonoma upon receipt of wire or other payment instructions from Sonoma or such creditors.

c)                                      Closing; Shareholder Agreement.    Subject to the satisfaction or waiver of all conditions set forth in Articles 5(a) and (b), the Closing of the Purchase (the “Closing”) shall occur on April 7, 2005.  The Closing shall take place at the offices of Monterey’s counsel Shapiro Buchman Provine & Patton LLP, 1333 N. California Boulevard, Suite 350, Walnut Creek, California, or at such location or locations as the Purchaser and the Sellers shall mutually agree.  At the Closing, Sonoma, Viviani, Adams and Monterey shall execute and enter into a Shareholders’ Agreement in the form attached as Exhibit B to this Agreement (the “Shareholders’ Agreement”).

d)                                     Delivery and Escrow of Shares.    At the Closing, Viviani and Adams shall deliver to Sonoma for cancellation any existing certificates for Shares owned by them, and Sonoma shall distribute and deliver to O’Brien Watters & Davis LLP or another escrow holder acceptable to Viviani and Adams and the Purchaser (the “Escrow Holder”) new certificates in the names of Viviani and Adams for the appropriate numbers of their respective Shares as of the consummation of the Purchase, determined in accordance with this Agreement and imprinted with the legend required by section 1(e)of the Shareholders’ Agreement. The parties hereto authorize and direct the Escrow Holder to hold such certificates (including any new or replacement certificates issued thereafter pursuant to this Agreement), pursuant to the terms of that certain Escrow Agreement in the form attached as Exhibit C to this Agreement, as agent for Viviani and Adams, subject to their rights of transfer under this Agreement.

e)                                      Options.    The Purchaser, Viviani and Adams shall have the following additional rights with respect to the Shares:

i)                                         At the end of the fourth year after the date of the Closing (a “Trigger Date”), Viviani and Adams shall have a put option to sell to Monterey their remaining Shares (the “Put”). The Put shall not be exercisable except by both Viviani and Adams.

ii)                                      If the Put shall not have been exercised, at the end of the seventh year after the date of the Closing (a “Trigger Date”) Monterey shall have the option to purchase all remaining Shares of Viviani and Adams (the “Purchase Option”).

iii)                                   The purchase price of the Put and the Purchase Options shall be the average of the two preceding years of annual earnings of Sonoma before interest, taxes, depreciation and amortization (“EBITDA”) multiplied by 6.25.

iv)                                  Purchaser, Viviani and Adams agree to cooperate to implement and complete the Put or the Purchase Option in the event of their exercise, within 30 days after the applicable Trigger Date.

ARTICLE 2:    PURCHASER’S REPRESENTATIONS AND WARRANTIES

Except as set forth in the Schedule of Exceptions to the representations and warranties of the Purchaser attached hereto as Exhibit D, the Purchaser represents and warrants to each Seller the following statements. Where used in this Article 2, the terms “to the knowledge of the Purchaser,” “of which the Purchaser is aware” or similar terms mean to the actual knowledge of James M. Williams and Scott Wheeler.

a)                                      Organization and Standing.     The Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing as a domestic corporation under the laws of said state. The Purchaser has all requisite corporate power and authority to own and lease its properties and to conduct its business as presently conducted. The Purchaser is qualified as a foreign corporation in all jurisdictions in which it conducts business, other than any such jurisdiction where the failure to be so qualified will not have a material adverse effect on the Purchaser’s business as now conducted.

b)                                     Corporate Power.     The Purchaser has all requisite legal and corporate power to execute and deliver this Agreement, to purchase the Shares to be acquired hereunder, and to carry out and perform its obligations under the terms of this Agreement.

c)                                      Authorization.     The execution, delivery and performance of this Agreement by the Purchaser have been duly authorized by all requisite corporate action, and this Agreement constitutes a valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights, or rules of law governing specific performance, injunctive relief or other equitable remedies.

d)                                     Compliance With Other Instruments.     The Purchaser is not in violation or breach of any term of its Certificate of Incorporation or Bylaws or to its knowledge in violation or breach of any term of any indenture, mortgage, deed of trust or other agreement, instrument, court order, judgment, decree, statute, rule or regulation to which it is a party or by which it is bound, the violation or breach of which is likely to result in a material adverse change in the assets, financial condition or affairs of the Purchaser. The execution, delivery and performance of and compliance with this Agreement, including the purchase by the Purchaser of the Shares to be acquired hereunder, will not result in any such violation or be in conflict with or constitute a default under any such term or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Purchaser pursuant to any such term.

e)                                      Governmental Consents.     Except as may be required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regulations thereunder and Nasdaq® regulations, no consent, approval or authorization of, or designation, declaration or filing with, any Federal or state governmental authority in the United States is required on the part of the Purchaser in connection with the valid execution and delivery of this Agreement, the purchase of the Shares to be acquired hereunder, or the consummation of any other transaction contemplated hereby.

f)                                        Finder’s Fees.     The Purchaser has retained no finder or broker in connection with the transactions contemplated by this Agreement, and hereby agrees to indemnify and to hold each Seller harmless of and from any liability for commission or compensation in the nature of a finder’s fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser, or any of its employees or representatives, are responsible.

g)                                     Common Stock.     The Common Stock of Purchaser is registered with the Securities and Exchange Commission (the “SEC”) pursuant to section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is listed for trading on the Nasdaq® National Market System.

h)                                     Investment Representations.

i)                                         Purchaser understands that the Shares to be acquired hereunder have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities law and are being sold pursuant to exemptions from registration contained in the Securities Act based upon the representations of Purchaser contained herein.

ii)                                      Purchaser knows of no public solicitation or advertisement of an offer in connection with the proposed sale of the Shares to be acquired hereunder.

iii)                                   Purchaser is acquiring the Shares for its own account for investment and not as a nominee and not with a view to the distribution thereof. Purchaser understands that, except as otherwise provided in this Agreement, it must bear the economic risk of this investment indefinitely unless the sale of the Shares to Purchaser is registered pursuant to the Securities Act, or an exemption for the resale of the Shares by Purchaser is available, and that neither Sonoma nor any of the Sellers has any present intention to register the sale of the Shares to Purchaser hereunder. Purchaser further understands that there is no assurance that any exemption from the Securities Act will be available or, if available, that such exemption will allow Purchaser to dispose of or otherwise transfer any or all of the Shares under the circumstances, in the amounts or at the times Purchaser might propose.

iv)                                  Purchaser acknowledges that, upon the consummation of the Closing, Purchaser shall be deemed to have made the following representations and warranties:

(A)                              Purchaser has been given full access to all material information concerning Sonoma, including, but not limited to, the books and records of Sonoma as well as such other information as Purchaser deems necessary or appropriate as a prudent and knowledgeable purchaser in evaluating the purchase of the Shares;

(B)                                Sonoma has made available to Purchaser the opportunity to obtain additional information to verify the accuracy of all such information, and to evaluate the merits and risks of Purchaser’s investment; and

(C)                                Purchaser has had the opportunity to ask questions of, and receive satisfactory answers from, the officers and directors of Sonoma concerning the business of Sonoma and to verify all such information.

v)                                     By reason of its business or financial experience, Purchaser has the capacity to protect its own interests in connection with the purchase of the Shares hereunder and has the ability to bear the economic risk (including the risk of total loss) of its investment.

vi)                                  Purchaser further covenants that it will not make any sale, transfer or other disposition of the Shares in violation of the Securities Act, the Exchange Act or the rules of the SEC promulgated thereunder.

ARTICLE 3:    REPRESENTATIONS AND WARRANTIES OF SONOMA

Except as set forth in the Schedule of Exceptions to the representations and warranties of Sonoma attached hereto as Exhibit E, Sonoma represents and warrants to the Purchaser the following statements. Where used in this Article 3, the terms “to the knowledge of Sonoma,” “of which Sonoma is aware” or similar terms mean to the actual knowledge of Viviani or Adams, provided that, all representations and warranties herein attributable to or binding upon Adams, and all personal knowledge of Adams with respect to Sonoma, shall not extend to any period prior to his association with Sonoma, on or about December 1, 2002.

a)                                      Organization and Standing.     Sonoma is a corporation duly organized and validly existing under the laws of the state of California and is in good standing under the laws of said state. Sonoma has all requisite corporate power and authority to own and lease its properties and to conduct its business as presently conducted. Sonoma is qualified to do business in all jurisdictions in which it conducts business, other than any such jurisdiction where the failure to be so qualified will not have a material adverse effect on Sonoma’s business as now conducted.

b)                                     Power.     Sonoma has all requisite legal power to execute and deliver this Agreement and to carry out and perform its obligations under the terms hereof. The Shares to be sold hereunder, when sold in accordance with the Agreement, shall be duly authorized and validly issued shares of Sonoma entitling Purchaser to all rights associated with the Shares as a shareholder of Sonoma.

c)                                      No Subsidiaries.     Sonoma does not presently control, directly or indirectly, any other business entity.

d)                                     Capitalization.     The outstanding Shares of Sonoma will be owned immediately prior to the Closing as set forth in Recital A. No subscription, warrant, option or other right to purchase or acquire any interest in Sonoma, or securities convertible into or exchangeable for any such interest, are outstanding.  The offer and sale of the Shares to Viviani and Adams by Sonoma, whether in one or more transactions, was accomplished pursuant to valid exemptions from the requirement of registration under the Securities Act and applicable state securities laws and regulations and in substantial compliance with all requirements thereof.

e)                                      Authorization.     The execution, delivery and performance of this Agreement by Sonoma have been duly authorized by all requisite action of its directors and shareholders, and this Agreement constitutes a valid and binding obligation of Sonoma enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights, or rules of law governing specific performance, injunctive relief or other equitable remedies.

f)                                        Financial Statements.     Sonoma’s unaudited financial statements for the year ended December 31, 2004 and two months ended February 28, 2005 (the “Sonoma Unaudited Financial Statements”) have been delivered to the Purchaser.  The Sonoma Unaudited Financial Statements present fairly the financial condition, operating results and cash flows of Sonoma in all material respects as of their dates and for the periods then ended.  Since February 28, 2005, there has not been any change in the assets, liabilities, financial condition or results of operations of Sonoma from that reflected in the Sonoma Unaudited Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had a materially adverse effect on such assets, liabilities, financial condition or results of operations of Sonoma.  Except as shown or reflected in the Sonoma Unaudited Financial Statements or as otherwise disclosed to Purchaser in writing, Sonoma does not have outstanding on the date of this Agreement any material indebtedness or liability, except those incurred in the ordinary course of business since February 28, 2005.

g)                                     Title.     Sonoma has good title to all properties and assets owned by it, other than any deficiencies in title that, individually or in the aggregate, are not material to the business or properties of Sonoma as a whole. Except for obligations reflected in the Sonoma Financial Statements, Sonoma’s properties and assets are not subject to any liens, mortgages, pledges, encumbrances or charges of any kind, except liens for current taxes or assessments not delinquent and except any such liens, mortgages, pledges, encumbrances or charges which, individually or in the aggregate, are not material to the business or properties of Sonoma as a whole. All leases pursuant to which Sonoma leases real or personal property are in good standing and are valid and effective in accordance with their respective terms, and there exists no material default or other occurrence or condition which could result in a default or termination of any such lease which would have a material adverse effect on the business of Sonoma as now being conducted.  The consents of all third parties required by contracts to which Sonoma is a party in connection with the transactions contemplated by this Agreement have been or will have been obtained at or prior to the Closing.

h)                                     Patents and Trademarks.     Sonoma, to its knowledge, has good title to, ownership of or the right to use, all patents, trademarks, service marks, trade names, copyrights, trade secrets, software programs, information, proprietary rights, recipes and processes (“Proprietary Rights”) used in and necessary to conduct its business as now conducted, and, to Sonoma’s knowledge, Sonoma’s ownership or use of such Proprietary Rights does not and will not conflict with or infringe upon the rights of others. Sonoma has not received any written communications (or, to its knowledge, any oral communications) alleging that Sonoma has violated any of the Proprietary Rights of any other person. All patents, trademarks, service marks, trade names and copyrights to which Sonoma claims ownership or right of use are listed on Exhibit F attached to the Agreement.

i)                                         Litigation.     There is no action, suit, proceeding or investigation pending or, to Sonoma’s knowledge, currently threatened against Sonoma which questions the validity of this Agreement, or the right of Sonoma to enter into this Agreement or to consummate the transactions contemplated hereby, or which is likely to result, either individually or in the aggregate, in any material adverse change in the assets, financial condition or affairs of Sonoma or any change in the equity ownership of Sonoma. The foregoing includes, without limitation, actions known to Sonoma that are pending or threatened and which involve the prior employment of any of Sonoma’s employees, their use in connection with Sonoma’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Sonoma is not to its knowledge a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

j)                                         Compliance With Other Instruments.     Sonoma is not in violation or breach of any term of its Articles of Incorporation or to its knowledge in violation or breach of any term of any indenture, mortgage, deed of trust or other agreement, instrument, court order, judgment, decree, statute, rule or regulation to which it is a party or by which it is bound, the violation or breach of which is likely to result in a material adverse change in the assets, financial condition or affairs of Sonoma. The execution, delivery and performance of and compliance with this Agreement by Sonoma and the sale and delivery of the Shares to be sold hereunder will not result in any such violation or be in conflict with or constitute a default under any such term or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Sonoma pursuant to any such term.

k)                                      Insurance.     Sonoma has provided to Purchaser copies of all in place fire, casualty and liability insurance policies,  each of which specifies the name of the insurer, the risk insured against, the limit of coverage, the deductible amount (if any), the premium rate and the date through which coverage will continue by virtue of premiums already paid.

l)                                         Governmental Consents.     No consent, approval or authorization of, or designation, declaration or filing with, any Federal or state governmental authority in the United States is required on the part of Sonoma in connection with the valid execution and delivery of this Agreement or the consummation of any transaction contemplated hereby, except, if required, qualifications or filings in connection with exemptions under any applicable state “blue sky” laws and Federal securities laws, which qualifications or exemptions, if required, will have been obtained and will be effective as of the Closing, or will be obtained or filed after the Closing within the prescribed time in order to secure such exemptions or qualifications.

m)                                   Finder’s Fees.     Sonoma has retained no finder or broker in connection with the transactions contemplated by this Agreement and hereby agrees to indemnify and to hold the Purchaser harmless of and from any liability for commission or compensation in the nature of a finder’s fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which Sonoma, or any of its employees or representatives, are responsible.

n)                                     Due Diligence.     Sonoma warrants that, to the knowledge of Sonoma, all due diligence information provided by Sonoma to the Purchaser prior to the Closing is and shall be materially true and correct when provided to the Purchaser, except for projections or other information that is specifically identified, at the time it is provided to the Purchaser or at any other time prior to the Closing, as uncertain, conjectural or otherwise potentially subject to inaccuracy.

ARTICLE 4:    REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers represents and warrants to the Purchaser with respect to the Shares to be sold to the Purchaser by such Seller, the following statements:

a)                                      Legal Power.     Seller has all requisite legal power to execute and deliver this Agreement, to sell and convey the Shares to be sold hereunder, and to carry out and perform Seller’s obligations under the terms of this Agreement.

b)                                     Authorization.     This Agreement constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights, or rules of law governing specific performance, injunctive relief or other equitable remedies.

c)                                      Share Ownership; Securities Laws.     Seller is at the time of the execution of this Agreement by such Seller, and shall be immediately prior to the Closing, the sole legal and beneficial owner of that number of Shares attributed to Seller in Recital A; such Shares of the Seller represents all of the issued and outstanding shares of capital stock in Sonoma owned by such Seller; and such Seller does not own directly or indirectly any other shares of capital stock of Sonoma and has no rights under any subscription, warrant, option or other right to purchase or acquire any interest in Sonoma, or securities convertible into or exchangeable for any such interest.  Each such Seller represents and warrants that the Shares issued to such Seller were issued pursuant to a valid exemption from federal and state securities laws.

d)                                     Compliance With Other Instruments.     The execution, delivery and performance of and compliance with this Agreement by Seller and the sale and transfer of the Shares by Seller pursuant to the terms hereof, will not result in any violation or breach of any term of Seller’s organizational documents, if any, or to Seller’s knowledge any violation or breach by Seller of any term of any indenture, mortgage, deed of trust or other agreement, instrument, court order, judgment, decree, statute, rule or regulation to which Seller is a party or by which Seller is bound or be in conflict with or constitute a default under any such term or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Seller.

e)                                      Governmental Consents.     No consent, approval or authorization of, or designation, declaration or filing with, any Federal or state governmental authority in the United

States is required on the part of Seller in connection with the valid sale and transfer of the Shares by Seller hereunder or the consummation of any other transaction contemplated hereby, except, if required, qualifications or filings in connection with exemptions under any applicable state “blue sky” laws and Federal securities laws, which qualifications or exemptions, if required, will have been obtained and will be effective as of the Closing, or will be obtained or filed after the Closing within the prescribed time in order to secure such exemptions or qualifications.

f)                                        Finder’s Fee.     Seller has retained no finder or broker in connection with the transactions contemplated by this Agreement and hereby agrees to indemnify and to hold the Purchaser harmless of and from any liability for any commission or compensation in the nature of a finder’s fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which Seller is responsible.

g)                                     Good Title.     Seller has, and at the Closing will have, good and marketable title to the Shares proposed to be sold hereunder and full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver such Shares hereunder, free and clear of all voting trust arrangements, liens, encumbrances, equities, security interests, restrictions and claims whatsoever, other than restrictions imposed by applicable federal and state securities laws; and upon delivery of and payment for such Shares hereunder, the Purchaser will acquire good and marketable title thereto, free and clear of all liens, encumbrances, equities, claims, restrictions, security interests, voting trusts or other defects of title whatsoever, other than restrictions imposed by applicable federal and state securities laws or by this Agreement.

h)                                     Investment Representations.

i)                                         Seller understands that the sale of the Monterey Shares to be acquired by Seller hereunder has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities law, and that the Monterey Shares are being sold pursuant to exemptions from registration contained in the Securities Act based upon the representations of Seller contained herein.

ii)                                      Seller knows of no public solicitation or advertisement of an offer in connection with the proposed sale of the Monterey Shares to be acquired by Seller hereunder.

iii)                                   Seller is acquiring the Monterey Shares for his own account for investment and not as a nominee and not with a view to the distribution thereof. Seller understands that, except as otherwise provided in this Agreement, it must bear the economic risk of this investment indefinitely unless the sale of the Monterey Shares to Seller is registered pursuant to the Securities Act, or an exemption for the resale of the Monterey Shares by Seller is available, and Monterey has no present intention to register the sale of the Monterey Shares to Seller hereunder. Seller further understands that there is no assurance that any exemption from the Securities Act will be available or, if available, that such exemption will allow Seller to dispose of or otherwise transfer any or all of the Monterey Shares under the circumstances, in the amounts or at the times Seller might propose.

iv)                                  Seller acknowledges that, upon the consummation of the Closing, he shall be deemed to have made the following representations and warranties:

(A)                              Purchaser has been given full access to all publicly available information concerningMonterey; and

(B)                                Seller has had the opportunity to ask questions of, and receive satisfactory answers from, the officers of Monterey concerning its business.

v)                                     By reason of his business or financial experience, Seller has the capacity to protect his own interests in connection with the purchase of the Monterey Shares hereunder and has the ability to bear the economic risk (including the risk of total loss) of his investment.

vi)                                  Seller further covenants that he will not make any sale, transfer or other disposition of the Monterey Shares in violation of the Securities Act, the Exchange Act or the rules of the SEC promulgated thereunder.

ARTICLE 5:    CONDITIONS TO CLOSING

a)                                      Conditions to Purchaser’s Obligation.     The Purchaser’s obligation to make the Purchase from the Sellers at the Closing is subject to the fulfillment prior to the Closing of the following conditions to the reasonable satisfaction of Purchaser, any of which the Purchaser may waive in whole or in part:

i)                                         The representations and warranties made by Sonoma in Article 3 hereof and by the Sellers in Article 4 hereof shall be true and correct in all material respects as if made on and as of the Closing.

ii)                                      All covenants, agreements and conditions contained in this Agreement to be performed by Sonoma and the Sellers on or prior to the Closing shall have been performed or complied with in all material respects.

iii)                                   The Purchaser, Sonoma and the Sellers shall have executed the Shareholder Agreement in the form attached as Exhibit B.

iv)                                  The Board of Directors of Sonoma shall have approved the Purchase, the Agreement and all related agreements and documents made in connection with the transactions provided for hereunder.

v)                                     Sonoma’s board of directors and shareholders shall have approved an amendment of Sonoma’s articles of incorporation to convert Sonoma to a close corporation under California law, and such amendment shall have been filed with the California Secretary of State and shall have been made effective.

vi)                                  Sonoma shall have obtained all required approvals, consents and authorizations of third parties, including, if necessary, customers and creditors of Sonoma.

vii)                               Purchaser shall have completed to its sole satisfaction a due diligence review of the assets, liabilities, organization and business of Sonoma. In connection with such review, Sellers and Sonoma shall have communicated to the Purchaser a full understanding of Sonoma’s (1) largest customers, including volumes, relationships and promotional programs, and (2) co-packing arrangements, including any existing agreements and, if requested by Purchaser, by means of a tour of any co-packing facility.

viii)                            Sonoma’s board of directors shall have adopted resolutions terminating Sonoma’s 401k Plan effective as of the date of the Closing.

b)                                     Conditions to Sellers’ Obligations.     The obligations of the Sellers to sell and convey the Shares to be sold at the Closing is subject to the fulfillment to the satisfaction of the Sellers, on or prior to the Closing, of the following conditions, any of which may be waived in whole or in part by either of the Sellers on his or its behalf:

i)                                         The representations and warranties made by the Purchaser in Article 2 hereof shall be true and correct in all material respects as if made on and as of the Closing.

ii)                                      All covenants, agreements and conditions contained in this Agreement to be performed by the Purchaser on or prior to the Closing shall have been performed or complied with in all material respects.

iii)                                   Sonoma, Viviani and Adams shall have entered into new employment agreements, to be effective on and after the date of the Closing, in the form attached as Exhibit G.

iv)                                  The Board of Directors of the Purchaser shall have approved the Purchase, the Agreement and all related agreements and documents made in connection with the transactions provided for in the Agreement.

ARTICLE 6:    COVENANTS OF THE PARTIES

a)                                      Covenants of Sellers.     Each Seller makes the following covenants to and for the benefit of Purchaser:

i)                                         No Encumbrance of the Shares.  During the period preceding the Closing, so long as this Agreement has not been terminated as provided in Article 8, each Seller agrees that he or it will not, directly or indirectly, offer the Shares to be acquired hereunder or any of the assets of Sonoma to, solicit or entertain offers for them from, negotiate for their sale, or make information concerning them available to, any third party, other than sales of completed products in the ordinary course of business.

ii)                                      Continuing Rights to Intellectual Property.  Sellers acknowledge and agree that, from and after the Closing of the Agreement, except as may otherwise be provided in the Supply Agreement between Sonoma and Sonoma Cheese Factory, LLC, neither of them will own or retain any United States or Canadian (applications pending) rights in the items listed on Exhibit F. Sellers covenant and agree that Sellers will not use or attempt to use such property in advertising or marketing, as a trademark or trade name, or in any other manner or for any other purpose not consistent with Sonoma’s rights to such property.

iii)                                   Access.  To permit Purchaser to conduct its due diligence investigation, Sellers will permit Purchaser and its representatives to have reasonable access to Sonoma and its assets, the premises in which Sellers conduct the business of Sonoma and all of Sonoma’s books, records and personnel files, and will furnish to Purchaser financial data, operating data, and other written information concerning Sonoma or its business, as Purchaser shall reasonably request.  Notwithstanding the foregoing, Purchaser will not attempt to visit the premises of Sonoma or to contact its customers or suppliers except by prior arrangement with Sellers.

iv)                                  Conduct of Business.  Until the Closing or termination of this Agreement, Sellers shall conduct the business of Sonoma in their discretion, provided that they shall use commercially reasonable efforts to conduct the business of Sonoma in a reasonable and prudent manner in accordance with past practices, preserve its existing business organization and relationships with its employees, customers, suppliers and others with whom it has a business relationship, preserve and protect its assets, and conduct the business in compliance with all applicable laws and regulations.

v)                                     Audit.  Each of the Sellers and Sonoma agree to cause the financial statements of Sonoma for the year ended December 31, 2004, to be audited (at Purchaser’s cost) and to cause such audited financial statements (the “Sonoma Financial Statements”) to be delivered to the Purchaser no later than May 15, 2005.  The cost of such audit shall not be deemed an expense of Sonoma for purposes of determining the EBITDA of Sonoma in Article 1(e) above or for purposes of the Employment Agreements of Sellers. All financial statements of Sonoma for periods subsequent to December 31, 2004 shall be audited by Dal Poggetto & Company, Santa Rosa, California, or if such firm is not licensed to practice before the SEC or otherwise refuses to perform such audit, then by another public accounting firm licensed to practice before the SEC; and shall be compliant with all public company audit requirements under the Sarbanes-Oxley Act of 2002 and regulations thereunder. The cost of all such further audits of Sonoma’s financial statements, to a maximum of Thirty Thousand Dollars ($30,000) per year, shall be considered an expense of Sonoma for all purposes including, without limitation, the determination of EBITDA of Sonoma pursuant to Article 1(e) and for purposes of the Sellers’ Employment Agreements.

vi)                                  Remedies. The covenants of Sellers contained in this Article 6(a) are reasonable in duration and scope.  In the event of a breach of these covenants by Sellers, or any of them, Purchaser shall be entitled to injunctive relief, as well as to damages sustained and the recovery of actual attorneys’ fees and all costs incurred to enforce these covenants.

b)                                     Covenant of Purchaser.     Purchaser makes the following covenant for the benefit of Sellers, which covenants shall survive the Closing of this Agreement:

i)                                         Confidential Information.

(A)                              Until the Closing has occurred, Purchaser will hold in confidence, and will not use to the detriment of Sellers or Sonoma, any data and information regarding Sellers or Sonoma obtained from Sellers or Sonoma or its assets or any product line now produced by Sonoma in connection with this Agreement or the negotiation of the transactions which it contemplates, including but not limited to formulas, methods, specifications, manufacturing methods, recipes, documentation produced, business affairs, future plans, process information, customer lists or any other information which is a valuable, special and unique asset of Sellers or Sonoma,  (“Seller Confidential Information”). Upon termination of this Agreement for any reason, Purchaser shall return promptly to Sellers and/or Sonoma all Seller Confidential Information received in whatever form by Purchaser from Sellers or Sonoma in connection with the proposed transaction and deliver to Sellers or Sonoma or destroy all copies of such material which may have been made by Purchaser or its representatives.  In addition to the foregoing, Purchaser covenants and agrees that neither Purchaser nor any of its subsidiaries or affiliates (other than Sonoma) shall, at any time prior to the Trigger Date, without a license approved in accordance with the Shareholder Agreement, engage in the business of producing, marketing or selling Sonoma Jack™ and related flavor cheeses for consumer purchase.  A violation of this paragraph shall be a material violation of this Agreement.  The parties hereby acknowledge that the foregoing covenants are a material inducement to the Sellers entering into this Agreement and that any violation of these covenants would have a significant negative impact on the calculation of the purchase price of the Shares to be acquired by Purchaser in the Put or the Purchase Option.

(B)                                Seller Confidential Information shall not include any other information that becomes publicly available through no act of the disclosing party, is received rightfully from a third party without duty of confidentiality, is disclosed under operation of law, or is disclosed with the prior written permission of the Sellers.

(C)                                Purchaser agrees that it will not at any time or in any manner, either directly or indirectly, use any Seller Confidential Information for its own benefit, and that it will protect such information and treat it as strictly confidential.  A violation of this paragraph shall be a material violation of this Agreement.  If it appears that Purchaser has disclosed (or has threatened to disclose) Seller Confidential Information in violation of this Agreement, Sellers shall be entitled to an injunction to restrain Purchaser from disclosing, in whole or in part, such information, or from providing any services to any party to whom such information has been disclosed or may be disclosed.  Sellers shall not be prohibited by this provision from pursuing other remedies, including claims for losses or damages.

ii)                                      Remedies. The covenants of Purchaser contained in this Article 6(b) are reasonable in duration and scope.  In the event of a breach of these covenants by Purchaser, Sellers shall be entitled to injunctive relief, as well as to damages sustained and the recovery of actual attorneys’ fees and all costs incurred to enforce these covenants.

ARTICLE 7:    INDEMNIFICATION

a)                                      Sellers.     Sellers (on a pro rata basis determined in accordance with the respective percentage interests of the Shares of Sonoma owned by them immediately prior to the Closing) hereby covenant and agree to indemnify and hold harmless Purchaser and its successors in interest and assigns and their respective shareholders, partners, members, directors, officers, managers, employees, agents and representatives (the “Purchaser Indemnified Parties”), subject to the provisions of this Article 7, from and against all liabilities, losses, claims, demands, suits, judgments, damages and expenses (including reasonable legal expenses) resulting from a breach or nonfulfillment of any of the representations, warranties, covenants and agreements of Sonoma set forth in this Agreement, including attorneys’ fees and other costs and expenses, judgments and amounts paid in settlement or compromise of any third party action, lawsuit, proceeding, citation or investigation relating to, arising out of or attributable to the foregoing, provided that, the indemnification of all representations and warranties of Sonoma herein attributable to or binding upon Adams, and all personal knowledge of Adams with respect to Sonoma, shall not extend to any period prior to his association with Sonoma, on or about December 1, 2002..  In addition each Seller hereby covenants and agrees to indemnify and hold harmless the Purchaser Indemnified Parties, subject to the provisions of this Article 7, from and against all liabilities, losses, claims, demands, suits, judgments, damages and expenses (including reasonable legal expenses) resulting from a breach or nonfulfillment of any of the representations, warranties, covenants and agreements of such Seller set forth in this Agreement, including attorneys’ fees and other costs and expenses, judgments and amounts paid in settlement or compromise of any third party action, lawsuit, proceeding, citation or investigation relating to, arising out of or attributable to the foregoing.

b)                                     Purchaser.     Purchaser agrees to indemnify and hold harmless the Sellers, subject to the provisions of this Article 7, from and against all liabilities, losses, claims, demands, suits, judgments, damages and expenses (including reasonable legal expenses) resulting from a breach or nonfulfillment of any of the representations, warranties, agreements and covenants of Purchaser set forth in this Agreement, including attorneys’ fees and other costs and expenses, judgments and amounts paid in settlement or compromise of any third party action, lawsuit, proceeding, citation or investigation relating to, arising out of or attributable to the foregoing.

c)                                      Notice of Claims.     If any claim is asserted relating to any liability specified in Sections (a) or (b), whether based upon a third party claim or otherwise, the party seeking indemnification shall promptly give notice of such claim to the indemnifying party, provided that no claim shall be asserted by any party unless, until, and to the extent that the total amount of claims asserted by such party equals or exceeds Fifty Thousand Dollars ($50,000).  Such written notice shall specify in reasonable detail the nature of the claim for indemnification, and if such claim is based upon a claim asserted by a third party, the indemnifying party shall have the sole right, at its own expense, to contest or to compromise and settle such claim.

d)                                     Limitations on Claims.     No liability for any claim shall be allowed against any indemnifying party unless notice of the claim is given to the indemnifying party on or before the date which is two (2) years after the date of the Closing. The total amount of liability for all claims indemnified hereunder shall not exceed, for Monterey on the one hand, and for Viviani and Adams together (pro rata their respective interests in Sonoma as of the Closing), on the other hand, the sum of Five Hundred Thousand Dollars ($500,000) plus the amount of all bonuses payable to Viviani and Adams pursuant to the Employment Agreements with them.

ARTICLE 8:    TERMINATION OF AGREEMENT

a)                                      Termination without Breach.     This Agreement may be terminated without further liability of any party at any time prior to the Closing:

i)                                         By mutual written consent of (A) Purchaser, (B) Sonoma, and (C) the Sellers;

ii)                                      By Purchaser, if the Closing has not occurred on or before April 7, 2005 (the “Termination Date”), provided that Purchaser is not in material breach of any of its obligations under this Agreement and Purchaser has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date;

iii)                                   By the Sellers, if the Closing has not occurred on or before the Termination Date, provided that Sellers are not in material breach of any of their obligations under this Agreement and Sellers have not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

iv)                                  In the event of a termination of this Agreement pursuant to this Article 8(a), neither Purchaser nor Sonoma nor Sellers thereafter shall have any responsibility under this Agreement to the other except the duty to maintain confidentiality of information exchanged by the parties (provided that Section 6(b)(i) hereof shall survive such termination), and any documents or other things delivered by any party that are in the possession of another party shall be immediately returned.

b)                                     Termination for Breach.

i)                                         Termination by Purchaser.  If (A) there has been a violation or breach by any Seller or Sonoma of any of the material agreements, representations, or warranties contained in this Agreement that has not been waived in writing by Purchaser, or (B) there has been a failure of satisfaction of a condition to the obligations of Purchaser in Article 5(a) hereof that has not been so waived, then Purchaser may, by written notice to the Sellers at any time prior to the Closing that such material violation, breach, failure, or wrongful termination is continuing, terminate this Agreement with the effect set forth in Article 8(b)(iii) hereof.

ii)                                      Termination by Sellers.  If (A) there has been a violation or breach by Purchaser of any of the material agreements, representations, or warranties contained in this Agreement that has not been waived in writing by the Sellers, or (B) there has been a failure of satisfaction of a condition to the obligations of Sellers in Article 5(b) hereof that has not been so waived, then the Sellers may, by written notice to Purchaser at any time prior to the Closing that such violation, breach, failure, or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Article 8(b)(iii) hereof.

iii)                                   Effect of Termination.  Termination of this Agreement pursuant to this Article 8(b) shall not in any way terminate, limit, or restrict the rights and remedies of any party hereto against any other party that has violated, breached, or failed to satisfy any of the representations, warranties, covenants, agreements, conditions, or other provisions of this Agreement prior to termination hereof.  In the event of a termination of this Agreement pursuant to this Article 8(b), Purchaser, Sonoma, and Sellers shall maintain the confidentiality of information exchanged by the parties (and Section 6(b)(i) hereof shall survive such termination), and any documents or other things delivered by any party that are in the possession of another party shall be immediately returned.

ARTICLE 9:    MISCELLANEOUS

a)                                      Professional Expenses.     Except as otherwise provided herein, Purchaser, Sonoma and Sellers shall be responsible to pay the fees of their respective attorneys, accountants and consultants incurred in connection with the Agreement.

b)                                     Further Execution and Delivery.     Each party shall execute and/or deliver all such items, documents and instruments as any other party or any of its successors in interest or assigns may at any time reasonably request to further and more completely evidence and confirm the transactions made pursuant to this Agreement.

c)                                      Notification.     All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows, or when received by confirmed fax as follows:

To the Purchaser:	Monterey Gourmet Foods, Inc.
1528 Moffett Street
Salinas, CA 93905
Attention: Scott Wheeler
Chief Financial Officer
Phone: (831) 753-6262
Fax: (831) 753-6257

with copy to
Robert W. Shapiro, Esq.
Shapiro Buchman Provine & Patton LLP
1333 N. California Blvd, Suite 350
Walnut Creek, CA 94596
Phone: (925) 944-9700
Fax: (925) 944-9701

To Sonoma and Sellers	C. David Viviani
Sonoma Foods, Inc.
21660 Eights Street East #2
Sonoma, CA95476
Phone: (707) 996-1000
Fax: (707) 996-0383

with copy to:
Daniel E. Davis, Esq..
O’Brien, Watters & Davis LLP
Fountaingrove Corporate Center I
3510 Unocal Place
Suite 200
P.O. Box 3759
Santa Rosa, CA 95402-3759
Phone: (707) 545-47010
Fax: (707) 544-2861

d)                                     Survival of Terms.     Subject to Article 7(d), all representations, warranties and covenants (including but not limited to covenants relating to competition and confidentiality) contained in this Agreement or in any certificate or other instrument delivered by or on behalf of the parties hereto shall be continuous and shall survive the execution of the Agreement until the Trigger Date.

e)                                      Counterparts.     This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which when taken together shall constitute one and the same instrument.

f)                                        Captions and Terms.     The captions used in the Agreement are for convenience of reference only and shall not be considered part of it nor limit or otherwise affect the meaning of any of its provisions. Usage of the singular or plural number or the masculine, feminine or neuter gender shall include the others, as the context may require.

g)                                     Waivers.     No waiver or failure of enforcement by Sonoma, Sellers or Purchaser of any term or condition of this Agreement shall be effective unless in writing, nor shall it operate as a waiver of any other breach of such term or condition or of any other term or condition.

h)                                     Binding Effect; Assignment.     This Agreement will bind and inure to the benefit of each party’s permitted successors and assigns. No party may assign this Agreement, in whole or in part, without the written consent of all other parties, provided, however, that the Purchaser may assign this Agreement without such consent to a successor in interest of the Purchaser or in connection with any merger, consolidation, sale of all or substantially all of the Purchaser’s assets or any other transaction in which more than fifty percent (50%) of the Purchaser’s voting securities are transferred. Any attempt to assign this Agreement other than in accordance with this provision shall be null and void. The terms and conditions of the Agreement are not intended, nor shall the Agreement be construed, to confer any enforceable rights on any person not a party to the Agreement or such person’s successors or assigns.

i)                                         Governing Law.     This Agreement shall be governed by and construed in accordance with the laws of the State of California.

j)                                         Entire Agreement.     This Agreement contains the entire agreement of the parties with regard to its subject matter.  This Agreement supersedes any prior written or oral between the parties concerning its subject matter, including but not limited to the Letter of Intent dated February 9, 2005.

k)                                      Arbitration.     Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Sonoma, California, in accordance with the Arbitration Rules and Procedures of JAMS in effect at the time the request for arbitration is submitted, except as specifically otherwise provided in this Article 9(k).  One neutral arbitrator shall hear the matter.  The arbitrator shall allow such discovery as the arbitrator determines appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator.  The arbitrator shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision.  Thereafter, the decision of the arbitrator shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.  The arbitrator shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorney’s fees and expenses in such manner as is determined to be appropriate by the arbitrator.  Judgment upon the award rendered by the arbitrator may be entered in any court having in personam and subject matter jurisdiction.  Purchaser,

Sonoma and each Seller hereby submit to the in personam jurisdiction of the Federal and State courts in Sonoma County, California, for the purpose of confirming any such award and entering judgment thereon.  All proceedings under this Article 9(k), and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.  The fact that the dispute resolution procedures specified in this Article 9(k) shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party.

l)                                         Remedies.     In the event of a breach or threatened breach by any party to this Agreement of its obligations hereunder, any party injured or threatened to be injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of such provisions will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

m)                                   Interpretation.     This Agreement shall be construed according to the fair meaning of its language.  The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement.

n)                                     Disclosure.     The parties mutually agree not to disclose the terms of this Agreement except by news release in a form mutually agreed to by the parties, by Form 8K as required by Nasdaq® or SEC reporting requirements to which Purchaser is subject, or except as required by court order.  If disclosure is required, the disclosing party agrees to notify the other party in advance of the content of the information being disclosed and to whom the disclosure is being made.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers, effective as of the date set forth above.

Date: April 7, 2005		MONTEREY GOURMET FOODS, INC.

	By:	/s/ James M. Williams
James M. Williams
President and
Chief Executive Officer

Date: April 7, 2005		SONOMA FOODS, INC.

	By:	/s/ C. David Viviani
C. David Viviani, President

/s/ C. David Viviani	/s/ A. Martin Adams
C. David Viviani		A. Martin Adams

Date: April 7, 2005		Date; April 7, 2005